EXHIBIT 10.3

ZIONS BANCORPORATION

SECOND RESTATED DEFERRED COMPENSATION PLAN FOR DIRECTORS

(Effective January 1, 2005)

ARTICLE I

INTRODUCTION

1.1 Restatement of Existing Plan. Zions Bancorporation previously established the Zions Bancorporation Deferred Compensation Plan for Directors effective April 23, 1986 (“Original Plan”). The Original Plan was amended effective as of May 1, 1991 and again effective July 1, 2003 (“Prior Plan”). It is a purpose of this Plan to have those amounts which were 100% vested and credited to a Deferral Account prior to January 1, 2005 (“Grandfather Amounts”) be governed by the applicable laws and rules governing deferred compensation arrangements, prior to the enactment of Section 409A of the Code (“409A”) together with the provisions of the Prior Plan. Notwithstanding the foregoing, there shall only be one Plan which will include a Deferral Account for Grandfather Amounts and a Deferral Account for post December 31, 2004 deferrals. Accordingly, the provisions of the Prior Plan shall govern that portion of a Participant’s Deferral Account which consists of Grandfather Amounts. Unless specifically provided herein, the provisions of this Plan Document where different from the Prior Plan shall apply only to amounts deferred or vested after December 31, 2004. If the application of any provision of this Plan document, would constitute a “material modification” with respect to Grandfather Amounts under guidance issued by the Service under 409A, then such provision will not be applied to any Grandfather Amounts and the provision of the Prior Plan will control. By this document the Prior Plan is restated and revised as of the Effective Date and to read as set forth hereafter.

1.2 Purpose of Plan. Zions Bancorporation has established this Plan to provide members of the Board of Directors of Zions Bancorporation and members of the Board of Directors of participating subsidiaries of Zions Bancorporation the opportunity to defer the receipt of compensation paid to them for their services as members of the respective Boards of Directors until such time as they are entitled to receive the compensation under the provisions of this Plan. Zions Bancorporation intends to maintain the Plan solely for the foregoing purpose and to comply at all times with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan will be interpreted in a manner consistent with these intentions.

ARTICLE II

DEFINITIONS

Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 Beneficiary means the individual(s) or entity(ies) designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation must be executed by the Participant and delivered to the Committee pursuant to procedures specified by the Committee for that purpose. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

2.2 Board means the Board of Directors of the Company or the Board of Directors of a participating affiliate or subsidiary of the Company.

2.3 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.4 Committee means the Zions Bancorporation Benefits Committee. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of ERISA Section 3(16)(A).

2.5 Company means Zions Bancorporation, any successor to Zions Bancorporation, and any subsidiary or affiliate of Zions Bancorporation which elects, with the approval of Zions Bancorporation, to participate in this Plan. In the event one or more affiliates or subsidiaries of Zions Bancorporation participate in this Plan, all rights, duties and responsibilities for operation of this Plan, including all rights reserved to amend, alter, supplement or terminate this Plan, shall remain exclusively with and be exercised solely by Zions Bancorporation, unless specifically allocated by Zions Bancorporation to one or more of the participating affiliates or subsidiaries.

2.6 Compensation means the remuneration paid to a Director for the services provided by the Director to the Company in the capacity as a member of the Board, including remuneration for services on any sub-committee or division of the Board, but excluding (i) any amount paid solely to reimburse the Director for expenses incurred, and (ii) any amounts credited as earnings under this Plan. Deferral elections under this Plan shall be computed on the amount of the Director’s Compensation.

2.7 Deferral Account means a bookkeeping account established for and maintained on behalf of a Participant to which Compensation amounts are deferred, and net income (or losses) thereon, are credited under this Plan.

2.8 Deferral Compensation Agreement means an agreement described in Section 3.4 and entered into by a Participant and the Company to reduce the Participant’s Compensation for a specified period and contribute such amounts to the Plan, in accordance with Article III.

2.9 Director means a member of the Board of Zions Bancorporation or any other participating Company.

2.10 Disability means “disability” (or similar term) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.11 Effective Date means January 1, 2005, the date this Plan, as restated, shall be deemed effective. The original effective date is April 23, 1986. Notwithstanding the foregoing, amounts deferred and vested under the Plan prior to January 1, 2005 shall not be subject to any amendments to the Plan with an effective date subsequent to December 31, 2004.

2.12 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.13 Hardship means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A Hardship and any resulting distribution will be determined in accordance with Section 409A of the Code and guidance issued by the Service thereunder. The Committee will have sole discretion to determine whether a Hardship condition exists and the amount of the distribution. The Committee’s determination will be final.

2.14 Insolvent means the Company is (i) unable to pay its debts as they become due or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.15 Investment Fund or Funds means the investment funds designated by the Committee as the basis for determining the investment return to be allocated to Participants’ Deferral Accounts. The Committee may change the Investment Funds at such times as it deems appropriate.

2.16 Participant means a Director who is eligible to participate in the Plan as provided in Section 3.1 and who has made an election to defer Compensation pursuant to the Plan.

2.17 Plan means the Zions Bancorporation Second Restated Deferred Compensation Plan for Directors, as set forth in this document, and as further amended from time to time.

2.18 Plan Year means the Company’s fiscal year, beginning January 1 and ending December 31.

ARTICLE III

PARTICIPATION

3.1 Eligibility. A Director shall be eligible to participate in the Plan only to the extent and for the period that the Director continues as a member of the Board and receives Compensation. An individual who is a Director as of the first day of the Plan Year but who ceases to be a Director during the Plan Year shall continue to participate in the Plan with respect to any Deferred Compensation Agreements in effect for the Plan Year, but shall terminate participation as of the end of the Plan Year. The Participant shall not be permitted to enter into any new Deferred Compensation Agreements with the Company unless and until the individual again becomes a Director.

3.2 Participation. A Director who participates in the Plan may elect to defer the receipt of Compensation earned by the Director by completing an agreement as described in Section 3.4. The Director shall make the election in accordance with Section 3.3. The Company shall withhold amounts deferred by the Participant in accordance with this election. The Participant’s deferred amounts shall be credited to the Deferral Account as provided in Article V and distributed in accordance with Article VI. An election to defer receipt of Compensation shall continue in effect for a given Plan Year unless the Participant terminates as a Director.

3.3 Election Procedure. The Director shall elect to defer Compensation under an agreement described in Section 3.4 by completing a Deferred Compensation Agreement in the form and in the manner prescribed by the Committee. The Agreement must be properly completed in accordance with procedures prescribed by the Committee prior to the first day of the Plan Year for which Compensation shall be earned, provided however, that an individual who becomes a Director for the first time on or after the first day of a Plan Year may within thirty (30) days of the effective date of his appointment make an election to defer Compensation that will be earned after the date such Director by executes a Deferred Compensation Agreement.

3.4 Deferred Compensation Agreement. A Deferred Compensation Agreement shall remain in effect for the Plan Year and for all subsequent Plan years until amended or revoked by the Participant or terminated by the Company as provided in Section 3.5. The Deferred Compensation Agreement shall be applicable only to Compensation as defined in this Plan and which is earned after the date on which the Agreement is effective. The Agreement shall define the amount of Compensation that shall be deferred for the Plan Year, and for all subsequent Plan Years and the manner of distribution. The minimum deferral percentage which may be elected by a Director shall be five percent (5%) and all deferral percentages shall be in five percent (5%) increments. The Committee may, in its discretion, establish a greater minimum deferral percentage amount or incremental deferral percentage for any given Plan Year.

3.5 Irrevocable Election. A Participant’s Deferred Compensation Agreement for a given Plan Year cannot be amended by the Participant and, except as provided in this Section 3.5, is irrevocable. A Participant shall be permitted, prior to the commencement of each subsequent Plan Year following execution of the Deferred Compensation Agreement, to amend the deferral amount applicable to the Participant’s Compensation; to change the manner of distribution; or to revoke the Deferred Compensation Agreement entirely. The amendment or revocation shall be effective only as of the first day of the next following Plan Year and shall be accomplished by completion of a new Deferred Compensation Agreement. However, any

change in a Participant’s Deferred Compensation Agreement, unless specifically provided in the new Deferred Compensation Agreement shall be prospective only and take effect with respect to amounts credited to such Participant’s account for plan years beginning after the year in which the new Deferred Compensation Agreement was executed. To the extent the Participant specifically elects to have a Deferred Compensation Agreement modify the manner of payment of sums credited to such Participant’s account prior to and through the year in which the Deferred Compensation Agreement is executed, such Deferred Compensation Agreement shall be applied only as allowed under Section 409A including but not limited to the requirements that a change in the manner of distribution must be executed at least twelve months prior to the date the payment would have been made and there shall be no acceleration of any payment in contravention of Section 409A. The Company reserves the right to modify any Deferred Compensation Agreement to reflect a change in Plan provisions or for administrative convenience.

A Participant’s election to defer Compensation under the Deferred Compensation Agreement shall become null and void upon the Participant’s termination or retirement from the Board. No Compensation that may be payable after the Participant terminates or retires from the Board and otherwise would be subject to such Agreements shall be deferred under this Plan.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1 No Company Contributions. The Company shall not make or credit any additional contributions to the Plan beyond the amounts determined under each Participant’s Deferral Compensation Agreement.

4.2 Vesting. A Participant’s interest in (i) the Compensation deferred to his or her Deferral Account pursuant to Sections 3.2 through 3.4 of the Plan and (ii) any earnings credited to the Participant’s Deferral Account pursuant to Section 5.5 of the Plan, shall be at all times fully vested and nonforfeitable.

ARTICLE V

PARTICIPANT ACCOUNT BALANCES

5.1 Establishment of Accounts. The Committee may select an independent record keeper (who may be an affiliate of the Company) to establish and maintain a Deferral Account on behalf of each Participant. Contributions and net income (or losses) will be credited to each Deferral Account in accordance with the provisions of this Article.

5.2 Bookkeeping. Deferral Accounts will be primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Deferral Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise.

5.3 Crediting Deferred Compensation. Amounts deferred by a Participant will be credited to the Participant’s Deferral Account no later than the first business day of the calendar quarter following the date as of which the amount would have been paid to the Participant absent a Deferred Compensation Agreement. This Plan is a restatement of the Prior Plan and includes accounts for all amounts previously deferred under the Prior Plan. Notwithstanding the foregoing, amounts credited and 100% vested to a Deferral Account, will be governed by the language of the Prior Plan.

5.4 Establishment of Investment Funds. The Committee shall establish two (2) Investment Funds which will be maintained for the purpose of determining the investment return to be credited to a Participant’s Deferral Account. As of the Effective Date the Investment Funds shall consist of an Employer Securities Investment Fund and a Guaranteed Income Investment Fund. The Committee may change from time to time the number, identity or composition of the Investment Funds or discontinue the availability of any Investment Fund. The investment vehicle for the Guaranteed Income Investment Fund shall be determined solely in the discretion of the Committee.

Pursuant to rules adopted by the Committee, each Participant will indicate the Investment Fund or Funds to which credits under Section 5.3 and any existing Deferral Account balance are to be credited. Investment Fund elections by Participants must be made in five percent (5%) increments and at such times and in such manner as the Committee will specify. A Participant may change his or her Investment Fund at any time and in such manner as the Committee may specify. Each Participant shall be provided from time to time with the investment “results” of the selected Investment Funds. The Company’s liability to the Participant for amounts in the Deferred Compensation Account will include gains and losses attributed to the Investment Funds selected by the Participant.

5.5 Crediting Investment Results. A Participant’s Deferral Account balance will be increased or decreased to reflect investment results, as they occur. Deferral Accounts will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any investment or management fees. Nevertheless, no provision of this Plan shall be interpreted to require the Company to actually invest any amounts in any particular fund, whether or not such fund is one of the Investment Funds available for selection by Participants in the Plan.

5.6 Notification to Participants. The Committee shall notify each Participant with respect to the status of the Participant’s Deferral Account as soon as practicable after the end of each Plan Year. Neither the Company nor the Committee to any extent warrants, guarantees or represents that the value of any Participant’s Deferral Account at any time will equal or exceed the amount previously allocated or contributed thereto.

5.7 Employer Securities. The Employer Securities in the Employer Securities Investment Fund shall consist of common stock issued by Zions Bancorporation which is readily tradeable on an established securities market. Noncallable preferred stock shall be deemed to be “Employer Securities” if such stock is convertible at any time into stock which constitutes

“Employer Securities” hereunder and if such conversion is at a conversion price which (as of the date recorded and booked by the Plan) is reasonable. Preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion which meets the above requirement.

ARTICLE VI

DISTRIBUTION OF ACCOUNTS

6.1 Distribution upon Termination or Retirement from the Board. A Participant who terminates or retires from the Board shall receive his vested Deferral Account in the manner elected by the Participant from the distribution options available under the Plan. An election regarding manner of payment of the Participant’s Deferral Account balance (including all future years’ contributions) shall be made at the time the Participant first commences participation in the Plan and may be amended thereafter at the election of the Participant in accordance with the provisions of Article III.

(a) Time of Payment. A Participant’s vested Deferral Account balance shall be paid (or commence to be paid) no later than forty-five (45) days following the date of termination or retirement from the Board.

(b) Manner of Payment. Participant’s vested Deferral Account will be paid in accordance with such Participant’s Deferred Compensation Agreement(s). The choices granted to a Participant shall be a lump sum cash payment, or in four separate annual payments. If no election has been made by the Participant, the Deferral Account will be paid in a lump sum.

(c) Lump Sum Value of Deferred Account Balance. The value of a Participant’s Deferral Account to be distributed in a lump sum shall be determined as of the date the payment is made.

(d) Calculation of Installment Amounts. To the extent payment is made in four separate annual payments, the amount of the annual payment for a particular calendar year shall be determined by valuing the Participant’s Deferral Account as of the last day of the previous year, after all charges and adjustments for gains and losses through that date. Future annual payments shall be determined each subsequent calendar year in the same manner and shall be adjusted to take into account the value of the Participant’s Deferral Account as of the end of each previous calendar year and the number of remaining years over which the separate annual payments are to be made. In the final calendar year (or in any earlier calendar year, if applicable) the separate annual payment shall be adjusted to reflect any earnings or losses on the Participant’s Deferral Account in the year of payment, if the effect of continuing payments would be to exhaust the Participant’s Deferral Account prior to final payment. Any excess in the Participant’s Deferral Account at the final payment shall be made with the final payment.

6.2 Distribution Upon Death. In the event a Participant dies prior to receiving all of his or her vested Deferral Account, the Participant’s Beneficiary shall receive the unpaid portion of the Participant’s Deferral Account in the form of a lump sum cash payment or in four (4)

substantially equal annual payments, according to the election(s) of the Participant under Section 6.1. Payment shall commence no later than forty-five (45) days after the Participant dies and the Committee has been provided with written proof of the Participant’s death. If distribution is made in a lump sum, then for purposes of this Section 6.2, the value of a Participant’s Deferral Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through such date. In the case of a Participant who dies while employed with the Company, the Deferral Account shall be credited with any deferred amounts that would have been credited to the account if the Participant had continued employment with the Company through such date.

6.3 Cash Payments Only. All distributions under the Plan will be made in cash by check.

6.4 Disability. For the purposes of Sections 6.2 and 6.3, in the event of a Participant’s Disability, the Participant will be considered to have separated from employment as of the first day the Participant meets the definition of Disability.

6.5 Distribution Upon Hardship. In the event a Participant is entitled to receive a distribution on account of hardship, the distribution shall be made in the form of a lump sum cash payment. Payment shall commence as soon as administratively feasible after the Participant’s request for hardship distribution has been approved by the Committee.

6.6 Change in Ownership or Effective Control. In the event there is a “Change in Ownership or Effective Control” regarding Zions Bancorporation, then notwithstanding any the terms of any Deferred Compensation Agreement, all Deferred Benefits under this Plan shall become due and payable upon the date established by the Committee as the effective date of the change of control. For purposes of this paragraph, “Change in Ownership or Effective Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as determined under Section 409A of the Code or regulations promulgated there under.

6.7 Specified Employee. Notwithstanding any other provision of this Article VI, any distribution to a person who is a “specified employee” as defined under Section 409A(a)(2)(b)(i) of the Code may not be made before the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the Specified Employee) or a Change in Ownership or Effective Control.

6.8 Grandfather Amounts. All provisions of this Article VI shall apply to Grandfather Amounts except 6.6 and 6.7.

ARTICLE VII

PLAN ADMINISTRATION

7.1 Plan Administrator. This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2 Administration of the Plan. The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. The Committee may also select and appoint such advisors, consultants and legal counsel as the Committee shall deem appropriate to aid it in carrying out its responsibilities and duties. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of ERISA Section 503, and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Account. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all three members must abstain from voting.

7.3 Indemnification. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have discretionary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.4 Claims Procedure. A Participant or his Beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Committee. Within sixty (60) days of the filing of the claim, the Committee shall notify the Claimant of the Committee’s decision whether to approve the claim. Such notice shall include specific reasons for any denial of the claim. Within sixty (60) days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Committee’s decision by making a written submission containing any pertinent information. Any decision not appealed within such sixty (60)-day period shall be final, binding and conclusive. The Committee shall review information submitted with an appeal and render a decision within sixty (60) days of the submission of the appeal. If it is not feasible for the Committee to render a decision on an appeal within the prescribed sixty (60)-day period, the period may be extended to a one hundred twenty (120)-day period.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Authority to Amend Plan Termination. The Committee has the power and authority in its sole discretion to adopt amendments and make further changes to the Plan, to the extent that:

(a) the amendment or change is designed to clarify a provision or provisions of the Plan; or

(b) the amendment is designed or intended to maintain or to bring the Plan into compliance with applicable Federal or state law; or

(c) the amendment will not create or result in a significant increase in the cost to the Company or any subsidiary thereof of maintaining or operating the Plan or have a material, substantive effect on the rights or obligations of the Company or any subsidiary thereof with respect to the Plan.

8.2 Residual Authority to Amend or Terminate the Plan. Any amendment to the Plan which would create or result in a significant increase in the cost to the Company or any subsidiary thereof to maintain or operate the Plan, which would have a material, substantive effect on the rights or obligations of the Company or any subsidiary thereof, which would decrease or substantially or materially increase the benefits of any Director, Participant or Beneficiary, or which is not permitted to be made by the Committee under Section 8.1 must be adopted or ratified by the Board.

The Board has sole authority to terminate the Plan in its entirety, which it may do at any time and for any reason. No termination of the Plan will reduce or eliminate any Participant’s Deferral Account balance as of the date of the termination or any other date. Upon termination of the Plan, each Participant’s Deferral Account shall be distributed to the Participant at the times and in accordance with the distribution rules set forth in Article VI.

ARTICLE IX

MISCELLANEOUS

9.1 Funding Arrangements. The Committee shall determine the amounts it deems necessary or appropriate to fund the Company’s obligation to pay Deferral Accounts. Such amounts shall be held in trust by a trustee selected by the Committee, and shall be earmarked to pay benefits under the terms of the Plan. The Committee will direct the Company to make periodic contributions to the trust at such times and in such amounts as the Committee deems appropriate.

Trust assets cannot be diverted to, or used for, any purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company with respect to the payment of any portion of the Participant’s Deferral Account, except as a general unsecured creditor of the Company.

9.2 Nonalienation. No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor community property or other marital property rights, but only to the extent required by law. Prior to distribution to a Participant or Beneficiary, no Deferral Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay the Company’s creditors, if the Company is Insolvent.

9.3 Domestic Relations Order. In the event the Committee receives a Domestic Relations Order from a potential Alternate Payee, the Committee shall promptly notify the Participant, or Beneficiary whose benefit is the subject of such order and provide him/her with information concerning the Plan’s procedures for administering QDROs. Unless and until the order is set aside, the following provisions shall apply:

(a) Committee Determination. The Committee shall within a reasonable time determine whether the order is a QDRO and shall notify the Participant or Beneficiary whose benefit is the subject of the order, of its determination. The Committee may designate a representative to carry out its duties under this provision.

(b) Compliance with Section 409A. Nothing in this Section 9.3(b) shall violate Section 409A of the Code and any regulations promulgated hereunder and no payment shall occur prior to the date that the Participant whose benefits are subject to the QDRO would have been entitled to receive payment in accordance with any Deferred Compensation Agreement in existence as of the date of the QDRO. In the event that the QDRO applies to deferrals which occur after the date of the QDRO, the Alternate Payee shall be entitled to a distribution on such future deferrals on the date that the Participant would have been entitled to receive payment.

9.4 QDRO definitions. For purposes of Section 9.3 the following definitions and rules shall apply:

(a) “Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Participant who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.

(b) “Domestic Relations Order” shall mean any judgment, decree, or order (including approval of a property settlement agreement) which:

(i) relates to the provision of child support, alimony payments, or marital property rights to a spouse, child, or other dependent of a Participant; and

(ii) is made pursuant to a state domestic relations law (including a community property law).

(c) “Qualified Domestic Relations Order” shall mean any Domestic Relations Order which satisfies the criteria set forth as a QDRO under policies established by the Committee.

9.5 Limitation of Rights. Nothing in this Plan will be construed to give a Participant the right to continue as a member of any Board or at any particular position or to interfere with the right of the Company to terminate a Participant from the board at any time and for any reason.

9.6 Section 409A. This Plan is intended to meet the requirements of Section 409A of the Code, and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a distribution, payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the Deferral Account shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the Deferral Account or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

9.7 Governing Law. To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the state of Utah, except to the extent pre-empted by ERISA.

9.8 Grandfather Amounts. The provisions of Sections 9.3, 9.4, and 9.6 shall apply to Grandfather Amounts.

IN WITNESS WHEREOF, the Committee, acting on behalf of the Company under authority duly and specifically granted by the Board, has executed this Zions Bancorporation Deferred Compensation Plan as of the 1st day of January, 2005.

ZIONS BANCORPORATION BENEFITS COMMITTEE for and on behalf of ZIONS BANCORPORATION

By:	/s/ Thomas E. Laursen

Title: